Exhibit 99.1

IDT Announces Spin-Off of Patent and Licensing Subsidiary

Newark, NJ - July 19, 2012:  IDT Corporation (NYSE: IDT) announced today its intention to spin-off its patent and licensing subsidiary, Innovative Communications Technologies, Inc. (ICTI) to its shareholders.  ICTI’s intellectual property portfolio includes patents that principally relate to communications over computer networks.

“During the past year, ICTI has pursued active enforcement of its IP while evaluating the burgeoning IP marketplace in order to both realize the value inherent in its extraordinary portfolio and to manage risk,” said Howard Jonas, IDT’s Chairman and Chief Executive Officer.

“Having considered our options in light of current trends, we now believe that a spin-off presents the path to the greatest value for our shareholders,” he added.

“We have carefully compared the opportunities and limitations of continuing the effort to monetize ICTI’s patent portfolio within the IDT corporate structure versus alternative strategies,” said Jeff Ballabon, Chief Executive Officer of ICTI. “After a year of due diligence and market research, it has become evident that separating ICTI completely from IDT is the optimal way to maximize the value in this portfolio.”

Completion of the spinoff is subject to various conditions and contingencies, and is subject to changes in the marketplace and the other assumptions underlying the decision.

ICTI will prepare an information statement regarding the proposed spin-off and distribute it to IDT stockholders following completion of review of the proposed spin-off by the Securities and Exchange Commission.

About IDT Corporation:
IDT Corporation (NYSE: IDT) through its IDT Telecom division, provides telecommunications and financial services.  IDT Telecom’s retail products allow people to communicate and share financial resources around the world while its carrier services business is a global leader in wholesale voice termination.  For more information, visit www.idt.net.

About ICTI:
ICTI is a communications technology company. ICTI’s intellectual property solutions include some of the pioneering patents that relate to communications over computer networks.

Investor Relations
IDT Corporation
Bill Ulrey
973-438-3838
invest@idt.net